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Corning Incorporated and Subsidiary Companies                      Exhibit #12

Computation of Ratio of Earnings to Combined Fixed Charges and Preferred
  Dividends:
(Dollars in millions, except ratios)
                                               24 Weeks Ended                         Fiscal Year Ended
                                             June 18,    June 19,      Jan. 1,   Jan. 2,   Jan. 3,   Dec. 29,   Dec. 30,
                                               1995 *      1994         1995      1994      1993       1991       1990
Income before taxes on income                 $ 209.9     $ 219.8      $ 459.5   $ 156.7   $ 336.6   $ 327.4    $ 328.1
Adjustments:
  Share of earnings (losses) before
   taxes of  50% owned companies                 41.6        86.8         89.0    (137.0)    103.2     165.4      175.9
  Loss before taxes of greater than
   50% owned unconsolidated subsidiary           (2.6)       (2.7)        (4.0)     (3.1)     (2.1)     (2.2)      (2.0)
  Distributed income of less than 50%
   owned companies and share of loss if
   debt is guaranteed                                         1.2          2.1       4.5      (4.3)       6.6       0.9
  Amortization of capitalized interest            4.6         6.2         13.3      13.0      11.8       10.2       8.8
  Fixed charges net of capitalized interest      84.6        89.1        212.0     155.8     130.3      126.4     112.5
                                                -----       -----       ------     -----     -----      ------    -----

Earnings before taxes and fixed charges
 as adjusted                                  $ 338.1     $ 400.4      $ 771.9   $ 189.9   $ 575.5    $ 633.8   $ 624.2
                                              =======     =======       =======  =======   =======    =======   =======

Fixed charges:
  Interest incurred                           $ 58.4      $  53.1      $ 122.3   $  94.0   $  68.9     $ 60.4   $  58.6
  Share of interest incurred of 50% owned
   companies and interest on guaranteed
   debt of less than 50% owned companies         9.3         22.7         60.8      40.9      42.0       47.5      45.3
  Interest incurred by greater than 50%
   owned unconsolidated subsidiary               0.3          0.3          0.8       0.8       0.9        0.9       1.0
  Portion of rent expense which
   represents interest factor                   19.0         16.1         36.2      29.9      27.6       23.0      19.7
  Share of portion of rent expense which
  represents interest factor for 50%
  owned companies                                1.2          3.6          9.4       9.1       9.2        9.0       7.6
  Portion of rent expense which represents
  interest factor for greater than 50%
  owned unconsolidated subsidiary                                          0.1       0.1       0.1        0.1       0.1
  Amortization of debt costs                     0.4          0.9          2.0       1.8       1.5        0.4       0.4
                                               ------       ------       ------    ------    ------     ------    ------
Total fixed charges                             88.6         96.7        231.6     176.6     150.2      141.3     132.7
Capitalized interest                            (4.0)        (7.6)       (19.6)    (20.8)    (19.9)     (14.9)    (20.2)
                                               -----        -----        ------    ------    ------     ------    ------

Total fixed charges net of capitalized
 interest                                     $ 84.6       $ 89.1      $ 212.0   $ 155.8   $ 130.3    $ 126.4    $ 112.5
                                              ======       ======      =======   =======   =======    =======    =======

Preferred dividends:
  Preferred dividend requirement              $ 7.3         $ 1.0      $   8.2   $   2.1   $   2.2    $   2.4    $   2.5
  Ratio of pre-tax income to income
   before minority interest and equity
   earnings                                     1.5           1.6          1.6       1.3       1.4        1.5        1.7
                                              -----         ------     -------   -------    -------   --------    -------

  Pre-tax preferred dividend requirement       10.9           1.6         13.1       2.7       3.1        3.6        4.3
Total fixed charges                            88.6          96.7        231.6     176.6     150.2      141.3      132.7
                                              -----         ------     -------   --------    -----      -----      ------

Fixed charges and pre-tax preferred
 dividend requirement                        $ 99.5        $ 98.3      $ 244.7   $ 179.3   $ 153.3    $ 144.9    $ 137.0
                                             ======        ======      =======   =======   =======    =======    =======

Ratio of earnings to combined fixed
 charges and preferred dividend                 3.4x          4.1x         3.2x      1.1x      3.8x       4.4x       4.6x
                                             ======        ======       ======    ======    ======     ======     =======

* Beginning in the second quarter of 1995, the Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Dividends excludes Dow Corning Corporation as a result of the Registrant's decision to fully reserve its investment in and discontinue recognition of equity earnings from Dow Corning.
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